Exhibit 10.3

SERVICES CONTRACT

THIS SERVICES CONTRACT (the “Agreement”) dated as of January 27th, 2022 (“Execution Date”):

BETWEEN

SPAR GROUP, Inc

Headquartered at 1910 Opdyke Court, Auburn Hills, MI, USA, 48326

(the “Customer”)

- AND -

THENABLERS, Ltd

Headquartered at 18 Kyriakou Matsi, 2nd floor, Egkomi, Nicosia, Cyprus, 2408

(the “Service Provider”)

Background:

WHEREAS the Customer agrees that that the Service Provider has the necessary qualifications, experience and abilities to provide services to the Customer.

The Service Provider is agreeable to providing such services to the Customer on the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Customer and the Service Provider (individually the “Party” and collectively the “Parties” to this Agreement) hereby agree that the above Whereas Clause is incorporated herein as a term to this Agreement and further agree, as follows:

Services Provided

1. The Customer hereby agrees to retain the services of the Service Provider to provide the Customer with following services (the “Services”) consisting of:

a.	Assistance in Global Sales
b.	Assistance in New Markets’ Expansion

2. The Service Provider hereby agrees to provide such Services to the Customer at the direction and upon pre-approval by the Customer of strategy, plans and efforts. Any services outside the scope of Term 1 to be performed by the Service Provider shall require the consent of both Parties in writing.

Exhibit 10.3

Term of Agreement

3. The term of this Agreement (the “Term”) is from February 1, 2022, until January 31st, 2024.

4. The Agreement cannot be cancelled in the first 12 months.

5. Upon the one-year anniversary of the effective date, the Agreement may be terminated by either party with 180 days’ notice in writing to the other party. For clarity, this notice may not be given earlier than February 1, 2023.

Further, in the event that the Customer terminates the Agreement prior to said 18-month period, the Customer shall be required to pay the total balance due for any outstanding balance representing the remainder of the 18-month period after the notice of termination.

Further, Customer warrants herein that the Customer is prohibited from challenging the amount due for the outstanding balance as presented by the Service Provider representing the remainder of the 18-month period in any judicial, mediation, or arbitration proceeding.

6. Except as otherwise provided in this Agreement, the obligations of the Service Provider will end upon the termination of this Agreement.

7. Any outstanding amount due by the Customer to the Service Provider shall be due and payable in full upon Termination.

Performance

8. The Parties agree that they will comply with the terms of this Agreement in good faith and any breach of the terms of this Agreement are enforceable against the breaching party.

Currency

9. Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in USD.

Compensation

10. For the services rendered by the Service Provider, the Customer will pay compensation (the “Compensation”) to the Service Provider as follows:

a.	The Company has confirmed that the outstanding options granted to Mr. Panagiotis ("Panos") N. Lazaretos on 02/04/21 will continue outstanding and vest according to their terms under this agreement.

b.	Base Compensation of $10,000 per month, payable within the first five (5) days of the following month.

c.	Incentive based Compensation as per Exhibit A, based on signing of new business and completion of transactions payable within the first fifteen (15) days of each calendar quarter.

11. The Service Provider is responsible for paying any fees that may be required in relation to the work performed by the Service Provider or by employees of the Service Provider under this Agreement.

Exhibit 10.3

12. The above Compensation includes all applicable sales tax, and duties as required by law.

Provision of Extras

13. The Customer shall provide all required internal resources and or, assistance to the Service Provider necessary to the Service Provider in providing its Services.

Reimbursement of Expenses

14. The Service Provider shall be reimbursed for pre-agreed upon travel expenses incurred by the Service Provider in connection with providing the Services of this Agreement. The Service Provider agrees to adhere to the Customer’s travel policies.

Confidentiality

15. Confidential information (the “Confidential Information”) refers to any data or information relating to the business of the Customer which would reasonably be considered to be proprietary to the Customer including, but not limited to, accounting records, business processes, and client records and that is not generally known in the industry of the Customer and where the release of that Confidential Information could reasonably be expected to cause harm to the Customer.

16. The Service Provider agrees that they will not disclose, divulge, reveal, report or use, for any purpose, any Confidential Information which the Service Provider has obtained, except as authorized by the Customer. This obligation will survive indefinitely upon termination of this Agreement.

17. All written and oral information and material disclosed or provided by the Customer to the Service Provider under this Agreement is Confidential Information regardless of whether it was provided before or after the date of this Agreement or how it was provided to the Service Provider.

Return of Property

18. Upon the expiry or termination of this Agreement, the Service Provider will return to the Customer any property, documentation, records, or Confidential Information which is the property of the Customer.

Capacity/Independent Contractor

19. In providing the Services under this Agreement it is expressly agreed that the Service Provider is acting as an independent contractor and not as an employee. The Service Provider and the Customer acknowledge that this Agreement does not create a partnership or joint venture between them and is exclusively a contract for service.

Notice

20. All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties of this Agreement as follows:

a. THENABLERS, Ltd	Email: plazaretos@thenablers.com

b. SPAR Group, Inc	Email: lswift@sparinc.com

or to such other address as any Party may from time to time notify the other.

Exhibit 10.3

Dispute Resolution

21. Any dispute arising between the Parties if not resolved within a reasonable period of 1 week, shall be submitted on the written demand of either Party to mediation in accordance with any statutory rules of mediation in the State of Michigan, to be held in Auburn Hills, MI. If mediation is unavailable or is not successful in resolving the entire dispute, any outstanding issues will be submitted to final and binding arbitration on the written demand of either Party, to be held in Auburn Hills, MI, in accordance with the laws of the USA and Michigan. The arbitrator's award will be final, and judgment may be entered upon it by any court having jurisdiction within the USA.

Modification of Agreement

22. Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

Time of the Essence

23. Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.

Assignment

24. The Service Provider will not voluntarily or by operation of law assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Customer.

Entire Agreement

25. It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

Governing Law

26. It is the intention of the Parties to this Agreement that this Agreement and the performance under this Agreement, and all suits and special proceedings under this Agreement, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of Michigan without regard to the jurisdiction in which any action or special proceeding may be instituted.

Each Party hereby consents and agrees that the District Court of the State of Michigan for the County of Oakland and the United States District Court for the Eastern District of Michigan each shall have personal jurisdiction and proper venue with respect to any claim or dispute between the Service Provider and the Customer respecting this Contract; provided that the foregoing consent shall not deprive any Party or beneficiary of the right in its discretion to demand and pursue mediation and binding arbitration as provided in this Agreement. Should either Party exercise its demand rights of mediation and binding arbitration, the Parties are prohibited from pursuing claims in the United States District Court for the Eastern District of Michigan.

Exhibit 10.3

Severability

27. In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

Waiver

28. The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

IN WITNESS WHEREOF the Parties have duly affixed their signatures under hand and seal on this DATE.

SIGNED by	SIGNED by
/s/ Michael R. Matacunas	/s/ Panagiotis N. Lazaretos
Michael R. Matacunas	Panagiotis N. Lazaretos
SPAR Group, Inc	THENABLERS, Ltd

Exhibit 10.3

Exhibit A – Incentive Based Compensation

1.         Global Sales

a.	Notes

i.	All fees calculated on signed revenue amount
ii.	Fees paid on contract as signed for new business.
iii.	No commission will be paid on subsequent contracts.
iv.	Payment will be made approximately 30 days from signing with client
v.	If first signing is a pilot, fees will be paid off of pilot revenue signing and then a second payment from initial contract minus pilot fees

b.	Formula

New Business	% Fee	$ Fee

<$100,000	0.00%	$0
$100,000	1.50%	$1,500
$200,000	1.50%	$3,000
$300,000	1.50%	$4,500
$400,000	1.50%	$6,000
$500,000	1.50%	$7,500
$600,000	1.50%	$9,000
$700,000	1.50%	$10,500
$800,000	1.50%	$12,000
$900,000	1.50%	$13,500
$1,000,000	1.50%	$15,000
$1,100,000	1.50%	$16,500
$1,200,000	1.50%	$18,000
$1,300,000	1.50%	$19,500
$1,400,000	1.50%	$21,000
$1,500,000	1.50%	$22,500
>$1,500,000	1.50%

c.	Example

Red Bull wants to engage but wants to proceed under the following conditions.

I.	The first project is a $200K USD pilot project.
II.	Should we successfully complete the pilot, we sign a $1M USD project.
III.	The gross fee calculation would be 1.5% x $200K = $3,000.
IV.	Once the pilot is complete, the fee paid on the $1m would be
1.5% x $1M - $3,000 = $12,000

Exhibit 10.3

Exhibit A – Incentive Based Compensation

2.         New Markets’ Expansion

a.	Notes

i.	The Logobrand, Croswell transaction is not eligible for a fee payment
ii.	The OPEN Group transaction is eligible for a fee at 50% of the calculated rate below
iii.	Transaction Fee will be paid approximately 30 days after the close of the transaction

b.	Formula

Revenue of Acquired	Calculated Rate	Fee

<5,000,000	Flat Fee	$10,000
$5,000,000	0.50%	$25,000
$7,500,000	0.50%	$37,500
$10,000,000	0.50%	$50,000
$12,500,000	0.50%	$62,500
$15,000,000	0.50%	$75,000
$17,500,000	0.50%	$87,500
$20,000,000	0.50%	$100,000
$22,500,000	0.50%	$112,500
$25,000,000	0.50%	$125,000

The Parties agree to the terms of this Exhibit on the Execution Date stated above.

SIGNED by	SIGNED by
/s/ Michael R. Matacunas	/s/ Panagiotis N. Lazaretos
Michael R. Matacunas	Panagiotis N. Lazaretos
SPAR Group, Inc	THENABLERS, Ltd